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                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                                  FORM 12b-25

                        COMMISSION FILE NUMBER 000-27357

                          NOTIFICATION OF LATE FILING

(Check one): [_] Form 10-K  [_]  Form 11-K   [_]  Form 20-F  [X]  Form 10-Q   [_]  Form N-SAR

   For Period Ended:              September 30, 2001
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[_] Transition Report on Form 10-K      [_] Transition Report on Form 10-Q
[_] Transition Report on Form 20-F      [_] Transition Report on Form N-SAR
[_] Transition Report on Form 11-K

  For the Transition Period Ended:
                                  ------------------------------------------

  Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

  If the notification relates to a portion of the filing checked above, identify
the item(s) to which the notification relates:         Not Applicable
                                              ---------------------------------

                                     PART I

                             REGISTRANT INFORMATION

Full name of registrant          Ashford.com, Inc.
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Former name if applicable
                             Not Applicable
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Address of principal executive office (Street and number)
3800 Buffalo Speedway, Suite 400
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City, state and zip code               Houston, Texas  77098
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                                    PART II

                            RULE 12B-25 (B) AND (C)

  If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box.)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
[_] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.
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                                    PART III

                                   NARRATIVE

  State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

  Registrant is currently in the process of preparing the S-4 for the pending
acquisition of the registrant by Global Sports, Inc.   That process, along with
numerous operational and administrative issues arising in connection with completing the transaction, have taxed the resources of registrant's management, particularly the financial and accounting staff. There was no way, without unreasonable effort or expense, to accomplish the timely filing of the report on Form 10-Q in the midst of the S-4 and acquisition process.

                                    PART IV

                               OTHER INFORMATION

   (1) Name and telephone number of person to contact in regard to this notification

        Brian Bergeron                        (713) 369-1300
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           (Name)                             (Area Code)  (Telephone Number)

   (2) Have all other period reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                        [X]  Yes   [_]  No

   (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                        [_]  Yes   [X]  No

  If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                                   Ashford.com, Inc.
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                 (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date      November 14, 2001          By  /s/ Brian Bergeron
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                                             Chief Financial Officer


   Instruction. The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.